Exhibit 23.5

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form F-1 and the related prospectus that is a part thereof.

Rystad Energy, Inc.

/s/ Lars Eirik Nicolaisen
Name: Lars Eirik Nicolaisen
Title: Senior Partner & Deputy CEO

August 19th, 2020